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                                       EXHIBIT 12

                         PHARMACIA & UPJOHN, INC. AND SUBSIDIARIES
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (U.S. dollar amounts in millions)


                                     Nine Months          Year Ended December 31,
                                        Ended
                                    Sept 30, 1997   1996    1995    1994    1993    1992
                                    -------------   ----    ----    ----    ----    ----
Earnings from continuing
 operations before income taxes        $ 684       $ 838  $1,136  $1,271  $  778  $  947

Less: Equity in undistributed
 net income (loss) of companies
 owned less than 50%                       3           5       7       8       8       6
                                       --------    -----  ------  ------  ------  ------
                                         681         833   1,129   1,263     770     941

Add:
 Amortization of previously
   capitalized interest                    9          11      10       8       6       4

 Fixed charges included in the above:
   Interest and amortization of debt
   expense                                43          82     121     139     209     162

 Rental expense representative
  of an interest factor                   28          37      35      35      32      35
                                       --------    -----  ------  ------  ------  ------
Earnings from continuing operations
 before income taxes and fixed
 charges                               $ 761       $ 963  $1,295  $1,445  $1,017  $1,142
                                       ========    =====  ======  ======  ======  ======
Interest incurred and amortization
 of debt expense                       $  64       $ 115  $  149  $  164  $  234  $  178

Rental expense representative of an
 interest factor                          28          37      35      35      32      35
                                       --------    -----  ------  ------  ------  ------

Total fixed charges                    $  92       $ 152  $  184  $  199  $  266  $  213
                                       ========    =====  ======  ====== =======  ======

Ratio of earnings to fixed charges      8.24        6.33    7.05    7.24    3.82    5.35
                                        ====        ====    ====    ====    ====    ====
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